Putnam Short Duration Income Fund, January 31, 2015, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A			3,258
Class B		  	    0
Class C		    	    2
Class M			    4

72DD2

Class R		         0
Class R5			    0
Class R6			    2
Class Y		    	1,665

73A1

Class A			0.0210
Class B			0.0019
Class C	      	0.0019
Class M			0.0185

73A2

Class R	      	0.0019
Class R5		 	0.0261
Class R6			0.0261
Class Y			0.0261

74U1

Class A		    158,310
Class B			    81
Class C			   981
Class M			   689

74U2

Class R			   254
Class R5			     1
Class R6			    72
Class Y		     63,489

74V1

Class A			10.04
Class B			10.02
Class C			10.02
Class M             10.03

74V2

Class R			10.02
Class R5			10.05
Class R6			10.05
Class Y			10.05

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.